Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-222818, 333-215532)  of our report dated March 12, 2018, with respect to the consolidated financial statements of Strongbridge Biopharma plc included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 12, 2018